Exhibit 11.1
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                             Three Months
                                            Ended May 31,
                                            1995       1994
                                    (Dollar amounts in thousands,
                                       except per share data)
Primary

 Net earnings applicable to common stock  $36,176     $33,729


 Average shares outstanding                91,440      91,121
 Net effect of dilutive stock options --
  based on the treasury stock method
  using average market price                1,243       1,060

   Total average shares                    92,683      92,181

 Per share amount                           $0.39       $0.37


Fully diluted

 Net earnings applicable to common stock  $36,176     $33,729


 Average shares outstanding                91,440      91,121
 Net effect of dilutive stock options --
  based on the treasury stock method
using
  the closing market price, if higher
than
  average market price.                     1,409       1,224

   Total average shares                    92,849      92,345

 Per share amount                           $0.39       $0.37